Exhibit 99.1

Grace News

Media Relations: Andrea Greenan T +1 410.531.4391 E andrea.greenan@grace.com	Investor Relations: Susette Smith T +1 410.531.4590 E susette.smith@grace.com

GRACE COMPLETES ACQUISITION OF SYNTHETECH, INC.

Columbia, Maryland – November 18, 2010 – W. R. Grace & Co. (NYSE: GRA) and Synthetech, Inc. (NZYM.OB) today announced that Grace has completed the previously announced acquisition of Synthetech, a manufacturer of fine chemicals, at a price of $1.163286 per share.

“We are pleased to add Synthetech’s technical expertise and manufacturing assets,” said Greg Poling, Vice President of W. R. Grace & Co. and President of Grace Davison. “This acquisition provides Grace with additional capacity for the manufacture of specialty single-site and polypropylene catalysts used in the production of plastics, as well as adds to our discovery sciences offerings for the pharmaceutical industry, particularly in the area of drug development.”

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About Grace

Grace is a leading global supplier of catalysts and other products to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide range of industrial applications; sealants and coatings for food and beverage packaging, and specialty chemicals, additives and building materials for commercial and residential construction. Founded in 1854, Grace has operations in over 40 countries. For more information, visit Grace's web site at www.grace.com.

This announcement contains forward-looking statements, that is, information related to future, not past, events.  Such information generally includes the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “anticipates,” “continues”, “outlook” or similar expressions.  For these statements, Grace and Synthetech claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Grace and Synthetech are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements or that could cause other forward-looking information to prove incorrect.  Factors that could cause actual results to materially differ from those contained in the forward-looking statements include: the fulfillment of the conditions to the closing of the transactions described in the merger agreement, Grace’s bankruptcy and proposed plan of reorganization, and those factors set forth in Grace’s and Synthetech’s respective most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov.  Reported results should not be considered as an indication of future performance.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. Grace and Synthetech undertake no obligation to publicly release any revisions to the forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

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Corporate Communications
W. R. Grace & Co.-Conn.
7500 Grace Drive
Columbia, MD 21044